UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 29, 2017

OCERA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification No.)
incorporation)

525 University Avenue, Suite 610
Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 475-0150

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Grais Employment Agreement Amendment
On March 29, 2017, Ocera Therapeutics, Inc. (the “Company”) and Linda Grais entered into an amendment (the “Grais Amendment”) to her Amended and Restated Agreement of Employment dated April 8, 2016 (the “Grais Employment Agreement”). Pursuant to the Grais Amendment, in the event Ms. Grais’ employment is terminated without Cause (as defined in the Grais Employment Agreement) or for Good Reason (as defined in the Grais Employment Agreement) in anticipation of and within three months before, concurrently with, or within 12 months following a Change of Control (as defined in the Grais Employment Agreement), Dr. Grais will be entitled to (i) a cash amount equal to 18 months of her then-current monthly base salary, (ii) 1.5 times her annual bonus (based on the percentage of bonus paid relative to base salary in the prior year), (iii) a cash payment equal to 18 months of her cost of group health insurance and (iv) full acceleration of all stock options and other equity awards with time-based vesting. The foregoing description of the Grais Amendment is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Grais Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.1, and is incorporated herein by reference.

Byrnes Employment Agreement Amendment
On March 29, 2017, the Company and Michael Byrnes entered into an amendment (the “Byrnes Amendment”) to his Amended and Restated Agreement of Employment dated January 6, 2016 (the “Byrnes Employment Agreement”). Pursuant to the Byrnes Amendment, in the event Mr. Byrnes’ employment is terminated without Cause (as defined in the Byrnes Employment Agreement) or for Good Reason (as defined in the Byrnes Employment Agreement), Mr. Byrnes will be entitled to receive (i) a cash amount equal to 9 months of his then-current monthly base salary, (ii) a pro rated target bonus, (iii) a cash payment equal to 9 months of his cost of group health insurance and (iv) 9 months of accelerated vesting of all stock options and other equity awards with time-based vesting. In addition, if such a termination is in anticipation of and within three months before, concurrently with, or within 12 months following a Change of Control (as defined in the Byrnes Employment Agreement), Mr. Byrnes will be entitled to (i) a cash amount equal to 12 months of his then-current monthly base salary, (ii) an amount equal to his annual bonus (based on the percentage of bonus paid relative to base salary in the prior year), (iii) a cash payment equal to 12 months of his cost of group health insurance and (iv) full acceleration of all stock options and other equity awards with time-based vesting. The foregoing description of the Byrnes Amendment is a summary and does not purport to be complete. Such description is qualified in its entirety by reference to the text of the Byrnes Amendment, which is filed with this Current Report on Form 8-K as Exhibit 10.2, and is incorporated herein by reference.

Board Matter
On March 31, 2017, Michael Powell, Ph.D., informed the Board of Directors (the “Board”) of the Company of his intention not to stand for re-election at the Company’s 2017 Annual Meeting of Shareholders (the “Annual Meeting”), and to retire from the Board effective as of the date of the Annual Meeting. Dr. Powell currently serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee of the Board. The decision by Dr. Powell not to stand for reelection was not a result of any disagreement with the Company or the Board.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Amendment to Amended and Restated Agreement for Employment by and between the Company and Linda Grais dated March 29, 2017.
10.2	Amendment to Amended and Restated Agreement for Employment by and between the Company and Michael Byrnes dated March 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 31, 2017	Ocera Therapeutics, Inc.

	By:	/s/ Linda S. Grais, M.D.
Name: Linda S. Grais, M.D.
Title: President and Chief Executive Officer